CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement Amendment No. 333-120144 on Form N-1A of our report dated October 28, 2015, relating to the financial statements and financial highlights of Pioneer Disclipined Value Fund, a fund of Pioneer Series Trust III (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended August 31, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 18, 2015